LNG SALES CONTRACT
                      dated as of October 13, 1992
                                 BETWEEN
                    PERUSAHAAN PERTAMBANGAN MNYAK DAN
                 GAS BUMI NEGARA (PERTAMINA), as Seller

                                   AND

                      OSAKA GAS CO., LTD., as Buyer

                           LNG SALES CONTRACT

                                CONTENTS

                                                       Page

ARTICLE 1 - Definitions                                2


ARTICLE 2 - Sale and Purchase                          9


ARTICLE 3 - Sources of Supply                          10

        3.1 Sources of Supply                          10
        3.2 Reserves of Natural Gas                    10
        3.3 Changes in Gas Supply Area and Seller's
            Suppliers                                  11


ARTICLE 4 - Transportation and Unloading               12

        4.1 Seller's Obligation to Provide
            Transportation                             12
        4.2 LNG Tankers                                12
        4.3 Unloading Port Facilities                  12
        4.4 Unloading Port Obligations                 13
        4.5 Notices of LNG Tanker Movements and
            Characteristics of LNG Cargoes             14
        4.6 Demurrage at Unloading Ports               15
        4.7 Effect of Unloading Port Delays; Excess
            Boil-Off                                   18
        4.8 Non-Utilization Cost                       18


ARTICLE 5 -Onshore Facilities                          21

        5.1 Receiving Facilities                       21
        5.2 Badak Facility                             21


ARTICLE 6 -Duration of Contract                        22


ARTICLE 7 -Quantities                                  23

        7.1 Fixed Quantities                           23
        7.2 Permanent Decrease in Fixed Quantities     25
        7.3 Annual Adjustment to Fixed Quantities      25
        7.4 Adjustment to Fixed Quantities at Time
            of Ninety-Day Schedules                    26
        7.5 Single Port Cargoes; Rate of Deliveries    26
        7.6 Quantity Deficiency                        27
        7.7 Allocation of Deliveries Between Buyer and
            Other Purchasers                           28
        7.8 Make-Up LNG                                29
        7.9 Force Majeure Deficiency                   30
       7.10 Allocation of Make-Up LNG and Restoration
            Quantities                                 30
       7.11 Additional Quantities                      31


ARTICLE 8 - Contract Sales Price                       32

       8.1  Contract Sales Price                       32
       8.2  LNG Element                                32
       8.3  Transportation Element                     33
       8.4  Annual Reconciliation of Transportation Costs35
       8.5  Second LNG Tanker                          36


ARTICLE 9 - Transfer of Title                          37


ARTICLE 10 -    Invoices and Payment                   38

       10.1 Cargo Invoices and Documents               38
       10.2 Other Invoices                             38
       10.3 Invoice Due Dates                          38
       10.4 Payment                                    39
       10.5 Seller's Rights Upon Buyer's Failure to Make
           Payment                                     40
       10.6 Seller's Rights Upon MCGC's Failure to Make
           Payment                                     40
       10.7 Disputed Invoices                          41


ARTICLE 11 -Quality                                    42

       11.1 Gross Heating Value                        42
       11.2 Components                                 42


ARTICLE 12 -  Scheduling                               43

       12.1 Annual Program                             43
       12.2 Ninety-Day Schedules                       44
       12.3 Maintenance and Inspection Coordination    44
       12.4 Coordination of Scheduling with the MCGCs  44


ARTICLE 13 -   Measurements, Tests and Analysis        45

       13.1 Parties to Supply Devices                  45
       13.2 Selection of Devices                       45
       13.3 Units of Measurement and Calibration       45
       13.4 Tank Gauge Tables of LNG Tankers           46
       13.5 Gauging and Measuring LNG Volumes Delivered46
       13.6 Samples for Quality Analysis               47
       13.7 Quality Analysis                           48
       13.8 Operating Procedures                       49
       13.9 BTU Quantities Sold and Delivered          49
       13.10  Verification of Accuracy and Correction
            for Error                                  51
       13.11  Disputes                                 52
       13.12  Costs and Expenses of Test and
            Verification                               52


ARTICLE 14 -Duties, Taxes and Charges                  53


ARTICLE 15 -Force Majeure                              54

       15.1 Events of Force Majeure                    54
       15.2 Notice; Resumption of Normal Performance   55
       15.3 Efforts to Mitigate the Effect of
            Force Majeure                              56
       15.4 Settlement of Industrial Disturbances      56


ARTICLE 16 -Arbitration                                57


ARTICLE 17 -Applicable Law                             58


ARTICLE 18 -Buyer's Representative                     59


ARTICLE 19 -Confidentiality                            60


ARTICLE 20 -Notices                                    61


ARTICLE 21 -Assignment                                 63


ARTICLE 22 -Amendment and Waiver                       64


ARTICLE 23 -Details of Performance                     65


ARTICLE 24 -Exchange of Information                    66


ARTICLE 25 -Termination                                67


ARTICLE 26 -Scope                                      68


ARTICLE 27 -Counterparts                               69


SCHEDULE A -Testing and Methods

                            LNG SALES CONTRACT


    This LNG Sales Contract (the "Contract"), dated as of the 13th day of October 1992, is made by and between PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA (PERTAMINA), a state enterprise of the Republic of Indonesia ("Seller"), on the one hand, and OSAKA GAS CO., LTD., a corporation organized and existing under the laws of Japan ("Buyer"), on the other hand.

                                 WHEREAS:

1. Seller and Buyer are parties to several LNG Sales Contracts, including the LNG Sales Contract originally dated December 3rd, 1973, amended and restated as of January 1st, 1990 (the "1973 LNG Sales Contract") and the LNG Sales and Purchase Contract dated as of March 31st, 1988 (the "1988 LNG Sales Contract").

2.  Of even date herewith, Seller has entered into an LNG Sales
    Contract with Hiroshima Gas Co., Ltd. and Nippon Gas Co.,
    Ltd. (the "MCGCs") in respect of certain quantities of LNG
    (as hereinafter defined). Such LNG Sales Contract is hereinafter referred to as the "MCGC Contract".

3. Buyer has agreed with Seller to purchase and receive, upon the terms and conditions contained in this Contract, such quantities of LNG as are necessary to ensure the full utilization of the LNG Tankers to be used to transport the quantities of LNG sold and purchased under the MCGC Contract and the quantities of LNG sold and purchased under this Contract.

4. Seller and Buyer intend to agree to the sale and purchase of certain quantities of LNG to replace Buyer's demand upon the expiration of the 1988 LNG Sales Contract on December 31,
    1993.

    NOW, THEREFORE, in consideration of the mutual promises contained herein, Seller and Buyer hereby agree as follows:


ARTICLE 1 - DEFINITIONS

    The terms or expressions set forth below will have the following meanings when used in this Contract and where the context permits the singular shall include the plural and vice versa:

    1.1  Actual Amount
         As defined in Section 8.4.

    1.2  Actual Cubic Foot
         A volume equal to the volume of a cube whose edge is one foot.

    1.3  Additional Quantities
         As defined in Section 7.11.

    1.4  Adverse Weather Conditions
         As defined in Section 4.6(b).

    1.5  Affiliate
         As defined in Article 19.

    1.6  Allowed Laytime
         As defined in Section 4.6(b).

    1.7  Annual Program
         As defined in Section 12.1(a).

    1.8  Authorizations and Approvals
         As defined in Article 25.

    1.9  Badak Facility
         As defined in Section 5.2.

    1.10 Base Rate
    The rate of interest announced from time to time to the press by Citibank, N.A., New York ("Citibank") as Citibank's base rate. The base rate may not be the lowest rate charged by Citibank to its borrowers. If there is any doubt as to the Base Rate for any period, a written confirmation signed by an officer of Citibank shall conclusively establish the Base Rate in effect for such period. In the event that Citibank shall for any reason cease quoting a base rate as described above, then a comparable rate shall be determined using rates then in effect and shall be used in place of the said base rate.

    1.11 British Thermal Unit (BTU)
         The amount of heat required to raise the temperature of one avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch. MMBTU means one million (1,000,000) BTUs.

    1.12 Business Day in Japan
         Every day other than Saturdays, Sundays, National
Holidays (including compensatory days), and January 2 and 3.

    1.13 Buyer's Facilities
         For the purposes of Sections 15.1(E) and 15.3, the Receiving Facilities and such other facilities directly related to the use of LNG which, if not operational, would reduce the amount of LNG which Buyer is able to receive hereunder.

    1.14 Buyer's Representative
         Such entity from time to time designated by Buyer pursuant to Article 18.

    1.15 Certificate
         As defined in Section 3.2(a).

    1.16 Coordinated Maintenance Schedule
         As defined in Section 12.3.

    1.17 Contract Sales Price
         As defined in Section 8.1.

    1.18 Cubic Meter (CBM)
         A volume equal to the volume of a cube whose edge is one meter.

    1.19 DA Period
         A Fixed Quantity Period in relation to which a Downward
Adjustment is exercised pursuant to Section 7.1(b).

    1.20 Delivery Point
         The point at the Unloading Port at which the flange coupling of Buyer's unloading line joins the flange coupling of the LNG discharging manifold on board the LNG Tanker.

    1.21 Downward Adjustment
         As defined in Section 7.1(b).

    1.22 Fixed Quantity
         As defined in Section 7.1(a).

    1.23 Fixed Quantity Period
         As defined in Section 7.1(a).

    1.24 Force Majeure
         As defined in Section 15.1.

    1.25 Force Majeure Deficiency
         As defined in Section 7.9(a).

    1.26 Full Cargo Lot
         A quantity of LNG delivered to the Receiving Facilities from an LNG Tanker loaded to its full capacity.

    1.27 Gas Supply Area
         The areas in East Kalimantan, Indonesia covered by production sharing contracts between Seller and Seller's
Suppliers, and such other nearby contract areas as Seller may designate from time to time.

    1.28 G.P.A.
         Gas Processors Association.

    1.29 Gross Heating Value
         The quantity of heat, expressed in British Thermal Units, produced by the complete combustion in air of one cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

    1.30 Liquefied Natural Gas (LNG)
         Natural Gas in a liquid state at or below its boiling point and at a pressure of approximately one atmosphere.

    1.31 LNG Element
         As defined in Section 8.2.

    1.32 LNG Tanker
         The LNG tanker or tankers referred to in Section 4.2 to be used by Seller for transporting LNG under this Contract.

    1.33 Loading Port
         The port located at the Badak Facility.

    1.34 M.S.A.
         The Maritime Safety Agency of Japan.

    1.35 Make-Up LNG
         As defined in Section 7.8.

    1.36 MCGCs
         As defined in Recital 2.

    1.37 MCGC Contract
         As defined in Recital 2.

    1.38 MCGC Quantities
         The quantities of LNG to be purchased and received under the MCGC Contract.

    1.39 Natural Gas
         Any hydrocarbon or mixture of hydrocarbons consisting essentially of methane, other hydrocarbons, and non-combustible gases in a gaseous state and which is extracted from the subsurface of the earth in its natural state, separately or together with liquid hydrocarbons.

    1.40 Night Navigation or Berthing Restrictions
         As defined in Section 4.6(b).

    1.41 Ninety-Day Schedule
         As defined in Section 12.2.

    1.42 Non-Utilization Cost
         As defined in Section 4.8.

    1.43 NOR Position
         Tomogashima Pilot Station.

    1.44 Notice of Readiness
         As defined in Section 4.6(a).

    1.45 Operating Cost Component
         As defined in Seller's Transportation Arrangements.

    1.46 Proved Remaining Recoverable Reserves
         Reserves which have been proved to a high degree of certainty by reason of actual completion, successful testing or in certain cases by adequate core analyses, and which are defined areally by reasonable geological interpretation of structure and known continuity of oil- or gas-saturated material.

    1.47 Quantity Deficiency
         As defined in Section 7.6(a).

    1.48 Receiving Facilities
         As defined in Section 5.1.

    1.49 Restoration Quantities
         As defined in Section 7.9(a).

    1.50 Round-Up Request
         As defined in Section 7.6(a)(ii).

    1.51 Safety Pledge Letter
         As defined in Section 4.4(b).

    1.52 Seller's Facilities
         For the purposes of Section 15.1(D), Natural Gas reservoirs or production facilities in the field, the facilities for transportation of Natural Gas from the field, and the Badak
Facility.

    1.53 Seller's Gas Supply Obligation
         From time to time on any given date the amount of Natural Gas required to satisfy the remaining obligations of Seller on such date to supply LNG or Natural Gas from the Gas Supply Area plus the amount of Natural Gas from the Gas Supply Area required to supply any additional commitment or commitments which Seller anticipates making.

    1.54 Seller's Suppliers
         In respect of portions of the LNG to be sold hereunder:
         (a) Virginia Indonesia Company, OPICOIL Houston, Inc., Ultramar Indonesia Limited, Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Virginia International Company;
         (b)  Total Indonesie and Indonesia Petroleum Ltd.;
         (c)  Unocal Indonesia Ltd.;
         (d)  Indonesia Petroleum Ltd.; and

such other entities that may, from time to time, execute a supply agreement with Seller; and any successors and assigns of any of the aforesaid suppliers who shall have agreed in writing to be bound by all of the obligations of their respective assignors under the applicable agreement with Seller under which such suppliers make available for sale hereunder their respective interests in the quantities of LNG to be sold hereunder.

    1.55 Seller's Transportation Arrangements
         The agreement(s) between Seller and Seller's
Transporter providing for the transportation of LNG hereunder, together with any amendment, modification or supplement thereto.

    1.56 Seller's Transporter
         An entity or entities which contract with Seller to provide transportation.

    1.57 Standard Cubic Foot (scf)
         The quantity of Natural Gas, free of water vapor, occupying a volume of one Actual Cubic Foot at a temperature of
60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch.

    1.58 Take-or-Pay Quantity
         As defined in Section 7.8.

    1.59 Transportation Element
         As defined in Section 8.3.

    1.60 Unloading Ports
         The ports at locations in or near Osaka and Himeji, and at such other locations in Japan as may be agreed between Seller and Buyer, where the Receiving Facilities are located.

    1.61 Used Laytime
         As defined in Section 4.6(a).

    1.62 Year 21 Quantity
         As defined in Section 7.1(b)(iv).

ARTICLE 2 - SALE AND PURCHASE

    Seller agrees to sell and deliver to Buyer at the Delivery Point, and Buyer agrees to purchase, receive and pay for, and to pay for if not taken, LNG, in the quantities, at the price and in accordance with the other terms and conditions set forth in this Contract.

ARTICLE 3 - SOURCES OF SUPPLY

    3.1  Sources of Supply
         The Natural Gas to be processed into LNG and sold and delivered hereunder is to be produced from the Gas Supply Area. Seller has and will maintain throughout the term of this Contract the right and ability to perform its obligations under this Contract to sell and deliver all quantities of LNG to be sold and delivered hereunder. Notwithstanding any reference to Seller's Suppliers in this Contract, Seller is fully responsible for performance of all the obligations of Seller hereunder and no contractual default of any of Seller's Suppliers shall excuse Seller from its full responsibility hereunder.

    3.2  Reserves of Natural Gas
         (a) Seller has furnished Buyer with statements, each entitled "Certificate" and each dated January 31, 1986 or May 1, 1989 of DeGolyer and MacNaughton expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area. Seller represents that such estimated quantity is in excess of Seller's Gas Supply Obligation as of the date of this Contract. Hereafter and throughout the term of this Contract, before committing additional Natural Gas from the Gas Supply Area to sale or other utilization, Seller shall secure from an independent petroleum engineering consultant firm of recognized standing in the petroleum industry, qualified by reputation and experience in estimating reserves of oil and natural gas in subsurface reservoirs, the written statements (the "Certificate") of such firm expressing its estimate of Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area in an amount at least equal to Seller's Gas Supply Obligation. Seller shall provide Buyer with copies of each Certificate of such independent petroleum engineering consultant firm on which Seller relies in making any such commitment for supply of Natural Gas from the Gas Supply Area. Seller shall also furnish all supporting documentation provided by such independent petroleum engineering consultant firm in connection with the issuance of such Certificate.

         (b) If, during the term of this Contract, Seller obtains information which indicates unforeseen adverse changes in the Proved Remaining Recoverable Reserves of Natural Gas in the Gas Supply Area, Seller shall promptly inform Buyer of such situation and shall further inform Buyer of any measures which Seller may be required to take in fulfillment of its obligations under this Contract.

    3.3  Changes in Gas Supply Area and Seller's Suppliers
         If Seller designates additional areas covered by production sharing contracts as Gas Supply Areas, or if Seller includes companies other than those listed in Sections 1.54(a),
(b), (c) and (d) as Seller's Suppliers, then Seller shall give Buyer prior notice thereof.

ARTICLE 4 - TRANSPORTATION AND UNLOADING

    4.1. Seller's Obligation to Provide Transportation
         (a) Seller shall be responsible for the continuous transportation of the LNG to be sold and delivered hereunder from the Badak Facility to the Receiving Facilities, using the LNG Tankers. Seller, after consultation and agreement with Buyer, which agreement will not be unreasonably withheld, may, but shall not be obligated to, use any other vessel for the transportation of the LNG to be sold and delivered hereunder, provided that any such vessel is compatible with the Receiving Facilities.

         (b) Buyer shall be entitled to participate as an observer in the negotiations between Seller and Seller's Transporter and shall be entitled to receive all negotiation documents relative thereto, including all drafts of Seller's Transportation Arrangements and a signed copy thereof. Buyer shall be entitled to participate as an observer in all meetings between Seller and Seller's Transporter which are related to the payments to be made by Buyer under Section 8.3 and to receive copies of reports, including audited statements, that Seller receives from Seller's Transporter. Seller shall consult with Buyer prior to concluding or amending Seller's Transportation Arrangements or exercising any rights it may have thereunder that will affect amounts payable by Buyer under Section 8.3 and shall make all reasonable efforts to implement any reasonable requests of Buyer in connection therewith.

    4.2  LNG Tankers
         Each LNG Tanker shall have the following general specifications:

LNG Tanker Capacity (at -163oC, 98.5% full) :    about 19,100
Cubic Meters
Total Deadweight on Summer Draft Extreme    :    about 11,700
metric tons
Length Overall                         :    about 151 meters
Breadth Moulded                        :    about 28 meters
Summer Draft Extreme                   :    about 7.6 meters

    4.3  Unloading Port Facilities
         Buyer, at no cost to Seller, shall ensure that its Receiving Facilities shall be compatible with the general specifications of the LNG Tankers as provided in Section 4.2 and shall at all times provide, maintain and operate, or cause to be provided, maintained and operated, facilities at such Unloading Port, including the following:

         (a) Berthing facilities which the LNG Tankers can always safely reach, fully laden, and safely depart, and at which the LNG Tankers can lie safely berthed and discharge safely afloat at all times.

         (b) Unloading facilities capable of receiving LNG at a rate which will permit the discharging of cargo from a fully loaded LNG Tanker within four and one half (4.5) hours of pumping time at a pumping rate of 5100 Cubic Meters per hour, such pumping rate resulting from the back pressure at the Delivery Point generated by the unloading facilities.

         (c) A vapor return line system of sufficient capacity to transfer to an LNG Tanker quantities of natural gas necessary for the safe unloading of LNG at such rates, pressures and temperatures to be mutually agreed between Seller and Buyer. Failing such agreement, such rates, pressures and temperatures will be as required by the LNG Tanker design.

         (d) Systems for timely provision of an LNG Tanker with adequate fresh water and bunker oil, if necessary.

         (e) Facilities allowing access to an LNG Tanker from onshore adequate for the handling and delivery of ship's stores, provisions and spare parts to the LNG Tanker.

         (f) Shore-based tanks and loading lines for liquid nitrogen adequate to service an LNG Tanker.

         (g) LNG storage tanks of adequate capacity to receive and store a full cargo of LNG upon each scheduled arrival of an LNG Tanker.

         (h) Appropriate systems for necessary radio, telex and facsimile communication with the LNG Tankers.

         (i)  Regasification plant.

    4.4  Unloading Port Obligations
         (a)  Buyer shall cooperate with Seller and Seller's
Transporter, their agents and the master of each LNG Tanker directed to an Unloading Port to ensure the continuous and efficient delivery of LNG hereunder.

         Buyer shall provide a safe berth for prompt berthing of an LNG Tanker at its Receiving Facility and shall operate the Receiving Facility, or ensure that it is operated, so as to permit discharge of each cargo of the LNG Tankers as quickly as possible.

         During discharge of each cargo of LNG, Buyer shall return to the LNG Tanker natural gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the LNG Tanker.

         (b) Seller shall use its best efforts to cause Seller's Transporter to take such actions as are reasonably required by Japanese authorities to evidence responsibility for safe operation of the LNG Tankers in accordance with the letter of the vessel operator addressed to Japanese port authorities in connection with permission for the LNG Tankers to enter into Unloading Ports ("Safety Pledge Letter").

         Seller shall ensure that Seller's Transporter will arrange for such number and types of tugs, fireboats and escort vessels as are required by the Japanese authorities to attend the LNG Tankers so as to permit safe and efficient movement of the LNG Tankers within the maritime safety areas located in the approaches to and from the Unloading Ports.

    4.5  Notices of LNG Tanker Movements and Characteristics of
LNG Cargoes.
         (a) With respect to each cargo of LNG to be delivered hereunder, Seller shall give, or cause the master of the LNG Tanker to give, to Buyer at the Receiving Facility at which such cargo is to be delivered, the following notices :

              (i) A first notice which shall be sent upon the departure of the LNG Tanker from the Loading Port and which shall set forth the time and date that loading was completed, the volume, expressed in Cubic Meters, of LNG loaded on board the LNG Tanker, and the estimated time of arrival of the LNG Tanker at Buyer's Unloading Port (the "ETA");

              (ii) A second notice which shall be sent ninety-
                   six (96) hours prior to the ETA;

              (iii)     A third notice which shall be sent
                        forty-eight (48) hours prior to the ETA;

              (iv) A fourth notice which shall be sent twenty-
                   four (24) hours prior to the ETA;

              (v) A final notice which shall be sent five (5) hours prior to the ETA; and

              (vi) A Notice of Readiness as provided in Section
                   4.6(a).

         (b) Within thirty-six (36) hours after departure of the LNG Tanker from the Loading Port, Seller shall notify Buyer, for Buyer's information only, of the following characteristics of the LNG comprising its cargo as determined at the time of loading :

              (i)  the Gross Heating Value per unit, and

              (ii) the molecular percentage of hydrocarbon
                   components and nitrogen.

    4.6  Demurrage at Unloading Ports
         (a) Upon arrival of the LNG Tanker at the NOR Position off each Unloading Port, and subject to any mutually agreed time restrictions, the master of the LNG Tanker or its agent shall give notice to Buyer or its agent that such LNG Tanker is ready to discharge LNG, berth or no berth ("Notice of Readiness"). A Notice of Readiness may be tendered on any day of the week or any hour of the day. Laytime used in unloading the LNG Tanker ("Used Laytime") shall begin to count upon the earlier of :

              (i)  six (6) hours from Notice of Readiness; or

              (ii) the LNG Tanker being "all fast" in berth.

         Used Laytime shall continue to run until discharge and return lines have been disconnected and the LNG Tanker is cleared for departure.

         (b) Laytime to be allowed at each Unloading Port at which the LNG Tanker discharges LNG being delivered hereunder
("Allowed Laytime") shall be twenty-eight (28) consecutive hours extended by any period of delay which is caused by :

              (i)  reasons attributable to Seller, the LNG
                   Tanker or its master, crew, owner or
                   operator;

              (ii) Force Majeure; provided, however, that delays
                   resulting from the application of safety regulations or similar governmental action shall not be considered as an event of Force Majeure for the purposes hereof;

              (iii) "Adverse Weather Conditions", which for purposes hereof means weather and/or sea conditions actually experienced at the Unloading Port which are sufficiently severe either: (A) to prevent the LNG Tanker from proceeding to berth, discharging or departing from berth in accordance with the weather standards prescribed in the M.S.A. standard published regulations, including the Safety Pledge Letters, or (B) to cause an actual determination by the master that it is unsafe for the LNG Tanker to berth, discharge or depart from berth. The period of delay to the LNG Tanker caused by Adverse Weather Conditions shall not be considered to extend past the time during which such Adverse Weather Conditions actually prevailed, except where additional delay is caused by the occupation of the berth by another LNG Tanker;

              (iv) "Night Navigation or Berthing Restrictions",
                   which for purposes hereof means governmental restrictions which prevent the LNG Tanker (A) having arrived at the NOR Position or within the vicinity of the Unloading Port, from proceeding to berth; or (B) from departing from the berth; or

              (v) Any period of delay caused by occupancy of the berth:

                   (A)  By a previous LNG Tanker or an LNG
                        tanker utilized by Seller under the 1973
                        LNG Sales Contract, provided such
                        occupancy is for reasons attributable to such vessel;

                   (B)  By either a previous LNG Tanker or
                        another vessel on its scheduled
                        unloading date (ignoring any change in
                        the schedule of the departure of the LNG
                        Tanker from the Loading Port); or

                   (C)  By either a previous LNG Tanker or
                        another vessel that arrived prior to the LNG Tanker when the LNG Tanker arrived after its scheduled unloading date (ignoring any change in the LNG Tanker's scheduled unloading date after departure of the LNG Tanker from the Loading
                        Port), except that there shall be no
                        addition to Allowed Laytime under this
                        clause (C) either : (1) for any period
                        in excess of twenty-four (24) hours, or
                        (2) if the LNG Tanker arrived more than
                        twenty-four (24) hours prior to 0:00
                        a.m. local time on the scheduled
                        unloading date of the vessel occupying
                        the berth (unless unloading of such
                        vessel was necessary in order to
                        maintain operations of the Receiving
                        Facilities).

         (c) In the event Used Laytime exceeds Allowed Laytime in unloading an LNG Tanker, Buyer shall pay to Seller, or for Seller's account if so directed by Seller, demurrage at the daily rate (which shall be prorated for a portion of a day) determined in accordance with the following:

         Demurrage rate =    Tcy
                              N
    Where:    Tcy  =    the total amount estimated to be payable
                        to Seller's Transporter in relation to
                        the LNG Tanker for the Fixed Quantity
                        Period in which the demurrage occurs, as determined under Section 8.3 ; and

              N    =    the number of days in the Fixed Quantity
                        Period during which the LNG Tanker is in service.

         (d) Seller shall invoice Buyer for amounts due under this Section 4.6 and Buyer shall pay such invoice in accordance with the terms of Section 10.3.

    4.7. Effect of Unloading Port Delays; Excess Boil-Off
         (a) Notwithstanding the provisions of Section 11.1, if the Gross Heating Value of LNG to be delivered hereunder is higher than the limits set forth in Section 11.1 by reason of boil-off occurring during a delay in unloading an LNG Tanker of more than forty-eight (48) hours after Notice of Readiness has been given, such LNG shall be deemed to have met the quality specifications of this Contract regarding Gross Heating Value.

         (b) If an LNG Tanker is delayed in berthing and/or commencement of unloading, for reasons that would not result in an extension of Allowed Laytime under Section 4.6(b), and if, as a result thereof, the commencement of unloading is delayed beyond thirty (30) hours after Notice of Readiness has been given, then for each full hour by which commencement of unloading is delayed beyond such thirty-hour period, Buyer shall pay Seller an amount, on account of excess boil-off, equal to the Contract Sales Price multiplied by the number of MMBTUs per hour by which such boil-off reduces the aggregate number of BTUs of a full cargo at berth. The hourly BTU reduction rate to be applied for such purpose shall be determined by actual boil-off experience as determined at appropriate intervals.

    4.8. Non-Utilization Cost
         (a) If there is an event of Force Majeure affecting Buyer which results in any LNG Tanker being less than fully utilized, then Buyer shall pay to Seller, or for Seller's account if so directed by Seller, on account of such non-utilization an amount at the daily rate determined in accordance with the following:

    Non-Utilization rate    =     Tcy   -   VCy
                                              N

    Where     :    Tcy  =    the total amount estimated to be
                             payable to Seller's Transporter in
                             relation to the LNG Tanker for the
                             Fixed Quantity Period in which the
                             non-utilization occurs, as
                             determined under Section 8.3;

              Vcy  =    the total amount estimated to be payable
                        to Seller's Transporter for fuel costs
                        and port charges in relation to the LNG
                        Tanker for the Fixed Quantity Period in
                        which the non-utilization occurs; and

              N    =    the number of days in the Fixed Quantity
                        Period during which the LNG Tanker is in service.

    Such amount is hereinafter called the "Non-Utilization
Cost".

         (b)  Notwithstanding the above, the Non-Utilization
Cost payable by Buyer in the event of laying up of an LNG Tanker as a result of an event of Force Majeure affecting Buyer shall be an amount equal to the amount payable by Seller to Seller's Transporter with respect to such lay up period.

         (c) If there is an event or events of Force Majeure which simultaneously affect Buyer and one or both MCGCs, the total of the payments due under Sections 4.8(a) or (b) and the comparable sections of the MCGC Contract shall not exceed the amount due hereunder, and such total shall be allocated among Buyer and those MCGCs experiencing the event of Force Majeure in accordance to the proportion the Fixed Quantities of Buyer and each of such MCGCs bears to the aggregate of the Fixed Quantities of Buyer and such MCGCs for the applicable Fixed Quantity Period in which the non-utilization occurs.

         (d) Any Non-Utilization Cost payable hereunder shall be reduced to the extent that the LNG Tanker is utilized to deliver LNG which would otherwise have been purchased and received by Buyer to the MCGCs, or to a third party.

         (e) Any Non-Utilization Cost shall not include any amount which becomes payable:

              (i) as the result of an event or circumstance of Force Majeure affecting Seller;

              (ii) as the result of Seller's breach of its
                   obligations under this Contract; or

              (iii) by reason of non-utilization of the LNG Tanker caused by the fault or negligence of such LNG Tanker or Seller's Transporter, including, but not limited to, the failure of Seller's Transporter to satisfy Japanese authorities in connection with permission for the LNG Tanker to enter into Unloading Ports as required pursuant to Section 4.4(b).

         (f)  In connection with each payment due under this
Section 4.8, Seller shall furnish to Buyer such available accounting and other data as may reasonably be required by Buyer to establish the basis upon which and the manner in which the amount of such payment is calculated. Seller shall invoice Buyer for amounts due under this Section 4.8 periodically and Buyer shall pay such invoice in accordance with the terms of Section 10.3.

ARTICLE 5 - ONSHORE FACILITIES

    5.1  Receiving Facilities
         Buyer has heretofore constructed or will construct and/or modify LNG receiving terminal facilities at the Unloading Ports including, without limitation, berthing and unloading facilities, LNG storage tanks, vessel services facilities and regasification plants (the "Receiving Facilities").

    5.2  Badak Facility
         Seller has heretofore constructed or will construct and/or modify at Bontang, East Kalimantan, liquefaction plant facilities to be used by Seller, including, without limitation, gas transmission pipelines, processing facilities, storage tanks, utilities, berthing and loading facilities (the "Badak Facility").

ARTICLE 6 - DURATION OF CONTRACT

    This Contract shall come into force and effect as of and from the date hereof and shall continue in effect until the expiration of the parties' respective obligations to sell and purchase LNG as provided in Article 7 or the earlier termination of this Contract pursuant to Section 10.5 or Article 25. If Seller and Buyer so agree at least five (5) years before the time this Contract would otherwise expire, the term of this Contract may be extended on such terms and conditions as may be mutually agreed.

ARTICLE 7 - QUANTITIES

    7.1  Fixed Quantities
         (a) During each calendar year or portion thereof specified below (each such period being called a "Fixed Quantity Period"), Seller shall sell and deliver to Buyer, and Buyer shall purchase, receive and pay for, or pay for if not taken, at the Contract Sales Price, a quantity of LNG having a heating value as specified for such Fixed Quantity Period (each such quantity being called a "Fixed Quantity") as follows:


    Calendar  Fixed Quantity Fixed Quantities
    Year      Period         (Billions of BTUs)

    1996      Mar - Dec 1996 4,640
    1997      Full Year 5,484
    1998      "    "         5,063
    1999      "    "         3,375
    2000      "    "         6,751
    2001      "    "         10,547
    2002      "    "         9,281
    2003      "    "         8,859
    2004      "    "         8,860
    2005      "    "         8,016
    2006      "    "         8,016
    2007      "    "         8,016
    2008      "    "         7,172
    2009      "    "         7,172
    2010      "    "         6,750
    2011      "    "         6,750
    2012      "    "         6,328
    2013      "    "         5,484
    2014      "    "         5,906
    2015      "    "         5,062

    The above Fixed Quantities are subject to adjustment as provided in Sections 7.1(b), 7.2, 7.3, 7.4, 7.6 (a)(i) and 7.6
(a)(iii). After giving effect to any such adjustment, the term "Fixed Quantity" shall mean the applicable Fixed Quantity as so adjusted, and the respective obligations of Seller to sell and deliver, and Buyer to purchase, receive and pay for, or pay for if not taken, Fixed Quantities of LNG in any Fixed Quantity Period, shall apply to the applicable Fixed Quantities as so adjusted.

         (b)  The Fixed Quantity of Buyer for any Fixed Quantity
Period may be reduced by the exercise of an adjustment ("Downward
Adjustment") as follows:

              (i) Buyer shall have the right to exercise a Downward Adjustment only by giving notice that is received by Seller not later than October 15 of the year preceding the DA Period, and/or not later than October 31 of the DA Period, subject to the limits in subparagraph (ii) below. Each such notice shall state that it constitutes an exercise of a Downward Adjustment. Notice of exercise of a Downward Adjustment shall be effective and irrevocable upon Seller's receipt thereof.

              (ii) The total amount by which the Fixed Quantity
                   of Buyer may be reduced shall not exceed ten percent (10%) of the sum of Buyer's Fixed Quantity under Section 7.1(a) (but without any adjustment pursuant to Sections 7.1(b)(i), 7.6(a)(i) or 7.6(a)(iii)), and the
                   MCGC Quantities (but without any adjustment pursuant to Section 7.6(a)(i) or 7.6(a)(iii) of the MCGC Contract), for the DA Period.

              (iii) The cumulative aggregate amounts by which Buyer reduces its Fixed Quantities for all Fixed Quantity Periods shall not exceed fifty percent (50%) of the sum of Buyer's Fixed Quantity under Section 7.1(a) (but without any adjustment pursuant to Sections 7.1(b)(i), 7.6(a)(i) or 7.6(a)(iii)), and the MCGC Quantities (but without any adjustment pursuant to Section 7.6(a)(i) or 7.6(a)(iii) of the MCGC Contract), for the DA Period.

              (iv) If by notice to Buyer not later than December
                   31, 2012 Seller shall so require, Buyer shall in the period prescribed in paragraph (A) below, commencing on January 1, 2016, take and pay for, and pay for if not taken, a quantity of LNG ("Year 21 Quantity") equal to the aggregate amount by which Buyer (by the exercise of Downward Adjustments) reduces its Fixed Quantities during all Fixed Quantity Periods (including the years 2013, 2014 and
                   2015). For this purpose:

                   (A) The period within which Buyer shall take and pay for the Year 21 Quantity shall be a fraction of a year, such fraction calculated as the Year 21 Quantity (in billions of BTUs) divided by ninety percent (90%)of the sum of Buyer's Fixed Quantity under Section 7.1(a) (but without any adjustment pursuant to Sections 7.1(b)(i), 7.6(a)(i) or
                        7.6(a)(iii)), and the MCGC Quantities
                        (but without any adjustment pursuant to
                        Section 7.6(a)(i) or 7.6(a)(iii) of the
                        MCGC Contract), for the Fixed Quantity
                        Period in 2015;

                   (B)  Such period shall be a Fixed Quantity
                        Period only for the Year 21 Quantity,
                        and the Year 21 Quantity shall be a
                        Fixed Quantity for Buyer for such
                        period; and

                   (C)  The Year 21 Quantity shall be sold and
                        delivered, and purchased and received,
                        under and upon the terms of this
                        Contract, except that Buyer may not
                        exercise a Downward Adjustment in
                        respect thereof.

    7.2. Permanent Decrease in Fixed Quantities
         The Fixed Quantities set forth in Section 7.1(a) shall be decreased for the remainder of the contract term if and to the extent that the MCGCs increase the MCGC Quantities pursuant to
Section 7.2(a) of the MCGC Contract. If, pursuant to Section 7.2(b) of the MCGC Contract, the date of first delivery is postponed beyond March 1, 1996 or the date for introduction of the second LNG Tanker is changed from July 1, 2000, Seller and Buyer shall agree upon appropriate adjustments to the Fixed Quantities for each Fixed Quantity Period affected by such change.

    7.3. Annual Adjustment to Fixed Quantities
         (a) If, pursuant to Section 7.3 of the MCGC Contract, an MCGC requests adjustment of its part of the MCGC Quantities, then upon such request, adjustment shall be made to the Fixed Quantity pursuant to Sections 7.3(b) and (c) below. The Fixed Quantity as so adjusted shall become the Fixed Quantity for the applicable Fixed Quantity Period. If no request for adjustment is made then the Fixed Quantity shall be that Fixed Quantity determined pursuant to Sections 7.1 and 7.2.

         (b)  If, pursuant to Section 7.3(a) of the MCGC
Contract, an MCGC requests upward adjustment of its part of the MCGC Quantities, Seller shall reduce by a like amount the quantities of LNG to be sold and delivered by Seller to Buyer hereunder.

         (c)  If, pursuant to Section 7.3.(a) of the MCGC
Contract, an MCGC requests downward adjustment of its part of the MCGC Quantities, Seller shall increase by a like amount the quantities of LNG to be sold and delivered by Seller to Buyer hereunder.

    7.4  Adjustment to Fixed Quantities at Time of Ninety-Day
Schedules
         If, pursuant to Section 7.4 of the MCGC Contract, an MCGC wishes to increase or reduce its part of the MCGC Quantities, then, to the extent the MCGCs and Buyer agree, such increase or decrease shall be made and there shall be a like decrease or increase in the Fixed Quantity of Buyer hereunder in respect of the applicable Fixed Quantity Period.

    7.5  Single Port Cargoes; Rate of Deliveries
         (a) All deliveries of LNG by Seller and receipt thereof by Buyer shall be made in Full Cargo Lots and each LNG
Tanker cargo shall be unloaded at a single Receiving Facility in Japan.

         (b) Within each Fixed Quantity Period the quantities to be delivered by Seller and received by Buyer at the Receiving Facilities, together with the quantities to be delivered by Seller and received by the MCGCs, shall be delivered and received at rates and intervals which are reasonably constant over the course of such Fixed Quantity Period, after taking into account all commitments of the Badak Facility and taking into consideration the drydocking, maintenance, downtime, and other matters referred to in Article 12, so as to assure, as nearly as practicable, continuous full utilization of the LNG Tankers and an even production rate at the Badak Facility.

    7.6  Quantity Deficiency
         (a) If, during any Fixed Quantity Period, Buyer should fail to take the full Fixed Quantity applicable thereto, Buyer shall pay Seller, at the Contract Sales Price in effect as of the last day of such Fixed Quantity Period, for the quantities of LNG required to be purchased but which were not taken during such Fixed Quantity Period (any such quantities being called a "Quantity Deficiency"), subject, however, to paragraphs (b) and
(c) below and the following:

              (i) If, after taking into account all adjustments provided for in Sections 7.6(b) and (c), the Quantity Deficiency at the end of any Fixed Quantity Period amounts to less than one Full Cargo Lot, the amount of such Quantity Deficiency shall be carried forward and added to the Fixed Quantity for the next succeeding Fixed Quantity Period.

              (ii) If, at the time each Annual Program is
                   developed, the Quantity Deficiency for the applicable year is estimated to amount to less than a Full Cargo Lot, Buyer shall have the right to request an increase in the quantities which Buyer wishes to take in such year in an amount sufficient to fill out such cargo (such right being herein referred to as a "Round-Up Request"). Any such Round-Up Request shall not, however, increase the Fixed Quantity of Buyer. If Buyer does not make a Round-Up Request, or if Seller does not accept such Round-Up Request, the non-delivery of the partial cargo of Fixed Quantity shall not constitute a failure of Seller to make LNG available for sale for the purpose of paragraph (b) below.

              (iii) If, at the end of any Fixed Quantity Period, Buyer has purchased and received quantities of LNG hereunder in excess of the Fixed Quantity for such Fixed Quantity Period other than Make-Up LNG or Restoration Quantities, the excess shall be applicable to reduce the Fixed Quantity for the next succeeding Fixed Quantity Period.

         (b) The obligation (set forth in paragraph (a) above) with regard to any Fixed Quantity Period to pay for the Fixed Quantity to the extent not taken shall be reduced by the quantity of LNG which Buyer was unable to purchase because of an event of Force Majeure affecting either Seller or Buyer or because of Seller's failure for any other reason to make such quantity available for sale in accordance with this Contract.

         (c) In calculating the quantity of LNG delivered by Seller and purchased by Buyer for each Fixed Quantity Period, quantities delivered and purchased within the first seven (7) days of the next following Fixed Quantity Period shall be included, provided such quantities were scheduled in the Annual Program for the Fixed Quantity Period with respect to which the calculation is being made.

    7.7  Allocation of Deliveries Between Buyer and Other
Purchasers
         (a) Whenever deliveries of LNG by Seller under this Contract must be reduced by reason of Force Majeure affecting Seller's ability to produce or load LNG from the Badak Facility, an allocation of quantities then available for sale at the Badak Facility will be made between Buyer and other purchasers of LNG from the Badak Facility. At such times the total quantities available for sale from the Badak Facility shall be allocated among the purchasers therefrom (including Buyer) pro rata in the ratio of their respective quantities which are eligible for allocation as provided below. The quantities eligible for such allocation shall, as to Buyer, be the Fixed Quantities to be purchased hereunder during the period of such Force Majeure and, as to other purchasers, be those fixed or contract quantities of LNG which are committed for sale from the Badak Facility during the period of such Force Majeure in satisfaction of Seller's contracts with other purchasers which provide for sales of LNG over a term of at least fifteen (15) years.

         (b) If such Force Majeure does not preclude full production and loading of all Fixed Quantities under the allocation formula described in paragraph (a) above but is of such an extent as to prevent Seller from producing and loading all Make-Up LNG and Restoration Quantities scheduled for delivery from the Badak Facility to Buyer and equivalent quantities (including quantities required to make good any exercise of an allowance) scheduled for delivery from the Badak Facility to other purchasers under LNG sales contracts which provide for sales over a term of at least fifteen (15) years, quantities of such LNG as are available shall be allocated between Buyer and such other purchasers in proportion to the respective quantities so scheduled.

    7.8  Make-Up LNG
         If pursuant to Section 7.6(a) Buyer shall have paid for any quantity of LNG which was not taken by Buyer ("Take-or-Pay Quantity"), then in any subsequent year Buyer may purchase up to an equal quantity of LNG from Seller as make-up LNG ("Make-Up LNG") to the extent not previously made up. Buyer may request Make-Up LNG by giving written notice to Seller as provided in
Section 12.1. If, during any year for which Make-Up LNG has been requested.

              (i) Seller has uncommitted quantities of LNG available for such purposes,

              (ii) Seller has available LNG Tanker capacity
                   which may be used to transport such Make-Up
                   LNG, and

              (iii)     Buyer shall have first taken and paid
                        for its Fixed Quantity for such year,

then Seller shall sell to Buyer the quantity of Make-Up LNG requested.

         Buyer's right to purchase Make-Up LNG under this
Section 7.8 shall expire twelve (12) months after:

              (A)  if Buyer is required to purchase a Year 21
                   Quantity, the end of the period prescribed in
                   Section 7.1(b)(iv)(A), or

              (B)  if Buyer is not required to purchase a Year
                   21 Quantity or there is no such quantity for Buyer, the end of the last Fixed Quantity
                   Period,

unless Buyer shall have requested Make-Up LNG during the preceding twelve (12) months and the Make-Up LNG requested shall not have been delivered to Buyer. In such circumstance, the parties shall consult and agree upon a deferred schedule for Buyer to take delivery of any outstanding balance of Take-or-Pay Quantity.

         Buyer shall pay for Make-Up LNG at the Contract Sales Price in effect as of the date of delivery, reduced by the amount previously paid on account of the Take-or-Pay Quantity, or the part thereof, being made up by such sale. Take-or-Pay Quantities shall be made up, and prior payments applicable thereto applied, in the same chronological order in which such quantities accrued.

    7.9  Force Majeure Deficiency
         (a) If during any Fixed Quantity Period or Fixed Quantity Periods all or any portion of the Fixed Quantity of LNG required to be taken by Buyer therein is not delivered by Seller or taken by Buyer by reason of Force Majeure (any such quantity not taken for such reason being called a "Force Majeure Deficiency"), Seller and Buyer shall each make best efforts to restore the Force Majeure Deficiency in full by Seller selling and Buyer purchasing such quantities of LNG prior to the expiration of the last Fixed Quantity Period. The restoration quantities so agreed ("Restoration Quantities") will be scheduled for delivery pursuant to Article 12 at the mutual convenience of the parties. Such Restoration Quantities shall be subordinate to Make-Up LNG requested pursuant to Section 7.8.

         (b) If an event of Force Majeure prevents or delays the performance by Buyer of its obligations under this Contract and causes a reduction in deliveries of LNG, and Seller sells to third parties quantities of LNG which Buyer is unable to purchase, then the Force Majeure Deficiency shall be reduced by the amount, if any, that the Seller's Gas Supply Obligation (including amounts so sold to third parties) exceeds the estimate of Proved Remaining Recoverable Reserves stated in the most recent Certificate as a result of such sales.

         (c)  Buyer's obligation to restore a Force Majeure
Deficiency shall be reduced to the extent that the Fixed Quantity is taken and paid for by the MCGCs.

    7.10 Allocation of Make-Up LNG and Restoration Quantities Whenever Make-Up LNG is requested under Section 7.8 and/or Restoration Quantities are requested under Section 7.9(a) by Buyer, and quantities are requested for similar purposes (including quantities required to make good any exercise of an allowance) by other purchasers from the Badak Facility, and uncommitted quantities of LNG are not available from the Badak Facility to meet all such requests, then the quantities of LNG which are available from the Badak Facility for such purposes shall be allocated, as between Buyer on the one hand and such other purchasers on the other hand, based on the proportion of the fixed or contract quantities of each requesting purchaser (including Buyer) to the total of the fixed or contract quantities of all of the requesting purchasers.

    7.11 Additional Quantities
         If at the time of making the Annual Program for the next Fixed Quantity Period Seller anticipates, on a reasonable basis, that the actual capacity of the LNG Tankers will exceed the sum of Fixed Quantities, Make-Up LNG, Restoration Quantities, and quantities for which a Round-Up Request has been accepted, of Buyer and the MCGCs in the next Fixed Quantity Period, then (provided Seller has uncommitted production capacity available) Seller shall offer to Buyer additional quantities of LNG ("Additional Quantities") to the extent of such excess capacity anticipated at the time of making the Annual Program for such Fixed Quantity Period. To the extent that Seller's offer is accepted by Buyer at the time of making such Annual Program, Seller shall sell and deliver, and Buyer shall purchase and receive, as Fixed Quantities hereunder, such Additional Quantities during the Fixed Quantity Period to which such Annual Program relates upon the terms and conditions herein contained. Buyer and the MCGCs shall coordinate their requests for Additional Quantities under this Contract and for quantities under Section 7.11 of the MCGC Contract so that the sum of such requests for such quantities shall not exceed the Additional Quantities available for delivery. Additional Quantities shall be subject to adjustment in accordance with Sections 7.3(c) and 7.4.

         Notwithstanding the above, Seller shall not be responsible for any loss or damage whatsoever incurred to or by Buyer as a result of Seller's inability to transport the Additional Quantities to Buyer.

ARTICLE 8 - CONTRACT SALES PRICE

    8.1  Contract Sales Price
         The contract sales price ("Contract Sales Price") applicable to the quantities of LNG to be sold and delivered at the Delivery Point and to any quantities of LNG required to be taken but which are not taken and are required to be paid for by Buyer under this Contract, expressed in United States Dollars per million British Thermal Units (U.S.$/MMBTU), shall comprise a transportation element (the "Transportation Element") and an LNG element (the "LNG Element") and shall be determined in accordance with the following provisions of this Article 8.

         The Transportation Element and the LNG Element are subject to adjustment from time to time according to the following provisions of this Article 8, and the sum thereof as adjusted and in effect at any time shall be the Contract Sales Price which is in effect hereunder at such time. The Contract Sales Price to be applied to the BTUs comprising each cargo shall be that Contract Sales Price in effect as of the date of completion of unloading of such cargo.

    8.2  LNG Element
         (a)  The LNG Element included in the Contract Sales
Price, as adjusted from time to time, shall be determined according to the following formula :

              LEx  =    A x I

         where :

              LEx  =    the adjusted LNG element, expressed in
U.S.$/MMBTU;

              A    =    0.156 ;

              I    =    the arithmetic average of the realized
                        export prices in U.S. Dollars per
                        barrel, f.o.b. Indonesia, of all field
                        classifications of Indonesian crude oils then being sold and exported, except premiums and except such prices for spot sales.

         (b)  A redetermination of "I" in the formula in Section
8.2(a) shall be made as of each effective date on which either :

              (i) the realized export prices (except premiums and except prices for spot sales) of more than one of the field classifications of Indonesian crude oils then being sold and exported shall have changed from the respective prices therefor included in the last preceding determination of "I" pursuant to this Section 8.2(b), or

              (ii) two or more field classifications of such
                   crude oils shall have been added to or
                   deleted from the field classifications of crude oils being exported from Indonesia since the date of the last preceding determination of "I" made pursuant to this
                   Section 8.2(b).

         The export price and classification data required to make the above determination shall be verified by the Ministry of Mines and Energy of the Republic of Indonesia.

    8.3  Transportation Element
         The Transportation Element included in the Contract
Sales Price as adjusted from time to time shall be calculated initially, and adjusted from time to time, in accordance with the formula set forth below.

         Annually, effective as of January 1 of each year during
the term of this Contract, the Transportation Element shall be calculated in accordance with the following formula :
              TEx  =     TC     -    D
                    FQ
         where:
              TEx  =    the adjusted Transportation Element,
                        expressed in U.S.$/MMBTU;
              TC   =    TC1 + TC2 ;

         where:

              TC1  =    in respect of the first LNG Tanker, the
                        estimate of the total transportation
                        costs payable to Seller's Transporter
                        under Seller's Transportation
                        Arrangements for the applicable Fixed
                        Quantity Period, expressed in U.S.
                        Dollars;

              TC2  =    in respect of the second LNG Tanker, the
                        estimate of the total transportation
                        costs  payable to Seller's Transporter
                        under Seller's Transportation
                        Arrangements for the applicable Fixed
                        Quantity Period, expressed in U.S.
                        Dollars;

              FQ   =    the aggregate of the Fixed Quantities of
                        Buyer and the MCGCs (and any quantities
                        purchased pursuant to a Round-Up Request by Buyer and/or the MCGCs accepted by Seller) as reflected in the Annual
                        Program for the applicable Fixed
                        Quantity Period, expressed in MMBTUs;

              D    =    U.S.$ 0.15 /MMBTU.

         In connection with each annual adjustment of the Transportation Element, Seller shall furnish to Buyer such available estimates, accounting and other data as may reasonably be required by Buyer to establish the basis upon which and the manner in which such adjustment is calculated. Seller shall permit Buyer to review the reasonableness of the current year estimated Operating Cost Component and prior year results in conjunction with Seller's review as provided for in Seller's Transportation Arrangements, shall use its best efforts to provide Buyer full access to periodic review procedures of Seller's Transporter's operation established thereunder, and, in consultation and agreement with Buyer, shall appoint independent auditors to audit the Operating Cost Component pursuant thereto for the immediately preceding Fixed Quantity Period. Seller, independently, or at Buyer's request, shall challenge the inclusion of any unreasonable or unjustified item or amount that affects the hire rate under Seller's Transportation Arrangements.


    8.4  Annual Reconciliation of Transportation Costs
         After receipt of the report of the independent auditors referred to in Section 8.3 and discussions between Seller, Buyer and the MCGCs (provided that no party shall unreasonably challenge the conclusions of such independent audit), Buyer and the MCGCs will pay to Seller (or Seller will pay to Buyer and the MCGCs as the case may be) the difference between:

              (i) the total transportation costs paid by Seller to Seller's Transporter in respect of the immediately preceding Fixed Quantity Period, and

              (ii) the sum of all transportation - related costs
                   paid by Buyer and the MCGCs to Seller in respect of the immediately preceding Fixed Quantity Period, and the amount attributable to D for such Fixed Quantity Period. This amount is herein referred to as the "Actual Amount", and will be calculated in accordance with the following formula:

         Actual Amount  =  (TEx x FQx) + (D x FQx) + NC +
0.35(DEM)

         where:

              FQx  =    in respect of Buyer and the MCGCs, the
                        quantities delivered during the
                        applicable Fixed Quantity Period
                        together with any Quantity Deficiency
                        for such period;

              NC   =    the total amount, in U.S. Dollars, of
                        Non-Utilization Costs, if any, paid by
                        Buyer or the MCGCs during the applicable
                        Fixed Quantity Period;

              DEM  =    the total amount, in U.S. Dollars, of
                        demurrage payments, if any, paid by
                        Buyer or the MCGCs during the Fixed
                        Quantity Period.

Such payment will be payable by or paid to Buyer and the MCGCs in proportion to Buyer's and the MCGCs' Fixed Quantities (and any quantities purchased pursuant to a Round-Up Request by such Buyer and/or the MCGCs accepted by Seller) during the immediately preceding Fixed Quantity Period.

         Seller shall invoice Buyer, or Buyer shall invoice Seller, for amounts due under this Section 8.4, and Buyer or Seller (as the case may be) shall pay such invoice no later than twenty (20) calendar days after the date of receipt thereof.

    8.5  Second LNG Tanker
         (a) At any time prior to July 1, 1996, Buyer and the MCGCs may bring to the attention of Seller the availability of an LNG tanker, and Seller shall give consideration to same. Buyer and the MCGCs, after having participated as observers in the negotiations between Seller and Seller's Transporter in relation to the second LNG Tanker, shall jointly accept in writing the cost of transportation relating to the second LNG Tanker, as shown in the agreement which Seller proposes as Seller's Transportation Arrangements. Such acceptance in writing from Buyer and the MCGCs shall be given within twenty-one (21) days after Buyer and the MCGCs have received a copy of the agreement which Seller proposes as Seller's Transportation Arrangements. Upon receipt by Seller of such written acceptance, the adjusted Transportation Element applicable to the quantities of LNG to be delivered on the LNG Tankers for the applicable Fixed Quantity Period shall be calculated by including the costs payable to Seller's Transporter for the second LNG Tanker in the calculation of TC under Section 8.3, commencing with the Fixed Quantity Period the second LNG Tanker delivers its first cargo hereunder.

         (b) If Buyer and the MCGCs do not jointly accept the cost of transportation relative to such second LNG Tanker, then Seller, Buyer, and the MCGCs shall meet to discuss the availability of alternative methods of transporting the quantities of LNG which would have been carried by the second LNG Tanker. If agreement on an alternative is not reached within six
(6) months of Seller's presentation of its proposed Seller's Transportation Arrangements, this Contract shall ipso facto be deemed amended to reflect the non-introduction of the second LNG Tanker and the reduction in the Fixed Quantities of Buyer and the MCGCs resulting therefrom, such that the aggregate of the Fixed Quantities of Buyer and the MCGCs do not exceed a maximum of 10,125 Billion BTUs for all subsequent Fixed Quantity Periods.

ARTICLE 9 - TRANSFER OF TITLE

    The LNG to be sold by Seller and purchased by Buyer hereunder shall be delivered to Buyer into its Receiving Facility at an Unloading Port. Delivery shall be deemed completed and title and risk of loss shall pass from Seller to Buyer as the LNG passes the Delivery Point.

ARTICLE 10 - INVOICES AND PAYMENT

  10.1 Cargo Invoices and Documents
       Promptly after completion of each unloading of an LNG Tanker, Seller, or its representative, shall furnish to Buyer, or Buyer's Representative, a certificate of volume unloaded together with such other documents concerning the cargo as may be reasonably requested by Buyer for the purpose of Japanese customs clearance.

       As soon as possible but not later than forty-eight (48) hours after completion of unloading, Buyer shall complete a laboratory analysis to determine the quality and BTU content of the LNG and furnish to Seller, or to its representative, a certificate with respect thereto.

       Promptly upon completion of such analysis, Seller, or its representative, shall furnish by telex or telegram to Buyer an invoice, stated in U.S. Dollars, in the amount of the Contract Sales Price for the number of BTUs sold and delivered. At the same time, Seller shall send Buyer a signed copy of the invoice and relevant documents showing the basis for the calculation thereof.

       If Buyer has not completed the above mentioned quality and BTU analysis within the forty-eight-hour period mentioned above, Seller may furnish a provisional commercial invoice based upon the typical BTU content and typical mole composition analysis of LNG then being delivered to Buyer, and such provisional invoice shall be payable on the due date specified in
Section 10.3 subject only to any later adjusting payment which may be called for when the aforesaid analysis has been completed.

  10.2 Other Invoices
       In the event that any moneys are due from Buyer to Seller, including, without limitation, amounts payable pursuant to Sections 4.6, 4.7(b), 4.8, and 7.6 and Article 14, then Seller shall furnish or cause to be furnished to Buyer an invoice by telex or telegram therefor and relevant documents showing the basis for the calculation thereof. The procedure set forth in
Section 10.1 for sending a signed copy of such invoice shall be followed.

  10.3 Invoice Due Dates
       Each invoice to Buyer referred to in Section 10.1 above shall become due and payable by Buyer on the fifth (5th) Business Day in Japan after the date on which the invoice (which may be in telex or telegraphic form) has been received by Buyer in Japan. For this purpose a telex/telegraphic copy of an invoice shall be deemed received by Buyer in Japan on the next Business Day in Japan following the day on which it was sent.

       Each other invoice to Buyer hereunder shall become due and payable by Buyer on the twentieth (20th) calendar day after the date of Buyer's receipt of such invoice in Japan.

       If any invoice due date is not a Business Day in Japan, such invoice shall become due and payable on the next day which is a Business Day in Japan.

       In the event the full amount of any invoice is not paid when due, any unpaid amount thereof shall bear interest, compounded annually, from and including the day following the due date up to and including the date when payment is made, at an interest rate two percent (2%) greater than the Base Rate in effect from time to time during the period of delinquency. Such interest rate shall be adjusted up or down, as the case may be, to reflect any changes in the Base Rate as of the dates of such changes in the Base Rate.

  10.4 Payment
       Buyer shall pay, or cause to be paid, in U.S. Dollars all amounts which become due and payable by Buyer pursuant to any invoice issued hereunder, to a bank account or accounts in the United States to be designated by Seller. Buyer shall not be responsible for such bank's disbursement of amounts remitted by Buyer to such bank, and Buyer's deposit in immediately available funds of the full amount of each invoice with such bank shall constitute full discharge and satisfaction of the obligations under this Contract for which such amounts were remitted. Each payment by Buyer of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason, including, without limitation, taxes, exchange charges or bank transfer charges.

       Transfer of funds to the Seller's bank in the United States effected from Japan before the close of business in Japan on or before the due date of any invoice shall be deemed timely payment notwithstanding that such U.S. bank cannot credit such transfer as immediately available funds for a period of up to fourteen (14) hours by reason of the time difference between Japan and the United States, or for one or more days which are not banking days in the United States.

  10.5 Seller's Rights Upon Buyer's Failure to Make Payment
       If payment of any invoice for quantities of LNG sold hereunder or for Fixed Quantities of LNG not taken and for which Buyer is obligated to pay pursuant to this Contract is not made in accordance with this Contract within sixty (60) days after the due date thereof, Seller shall be entitled, upon giving thirty
(30) days' written notice to Buyer and the MCGCs, to suspend subsequent deliveries to Buyer under this Contract until the amount of such invoice and interest thereon has been paid, and Buyer shall not be entitled to any make-up rights in respect of such suspended deliveries. If any such invoice is not paid within one hundred twenty (120) days after the due date thereof, then, subject to the further provisions of this Section 10.5, upon not less then eighty (80) days' notice to Buyer and the MCGCs, Seller may terminate this Contract.

       Termination by Seller under this Section 10.5 shall become effective upon the date specified in such notice from Seller. Any such termination shall be without prejudice to any other rights and remedies of Seller arising hereunder or by law or otherwise, including the right of Seller to receive payment of all obligations and claims which arose or accrued prior to such termination or by reason of such default by Buyer.

  10.6 Seller's Rights Upon MCGCs' Failure to Make Payment
       (a) If payment of any invoice for quantities of LNG sold to an MCGC under the MCGC Contract or for fixed quantities of LNG not taken and for which such MCGC is obligated to pay pursuant to the MCGC Contract is not made in accordance with the MCGC Contract within sixty (60) days after the due date thereof, Seller shall be entitled, upon giving thirty (30) days' written notice to Buyer and such MCGC, to suspend subsequent deliveries to such MCGC and, for the duration of such suspension, to sell and deliver to Buyer the quantities of LNG which would otherwise have been purchased and received by such MCGC and Buyer's Fixed Quantities shall be increased correspondingly.

       (b) If any such invoice is not paid within one hundred and twenty (120) days after the due date thereof, Seller shall be entitled, upon not less than eighty (80) days' notice to Buyer and the MCGCs, to terminate the MCGC Contract in respect of the defaulting MCGC in which event the quantities of LNG which would otherwise have been purchased and received by such defaulting MCGC shall be sold and delivered to Buyer hereunder and Buyer's Fixed Quantities shall be increased correspondingly.

  10.7 Disputed Invoices
       (a) Subject to Section 10.7(b) below, in the event of disagreement concerning any invoice, Buyer shall make provisional payment of the total amount thereof and shall immediately notify Seller of the reasons for such disagreement, except that in the case of obvious error in computation the correct amount shall be paid disregarding such error.

       (b)  In the event of disagreement arising under Article
13 which results in a dispute concerning the amount of any invoice issued to Buyer :

            (i) Buyer shall make provisional payment of the amount which is believed to be correct and shall immediately notify Seller of the reasons for such disagreement, except that in case of obvious error in computation the correct amount shall be paid disregarding such error; and

            (ii) Buyer shall make provisional payment of the
                 amount in dispute to an interest bearing escrow account established and controlled jointly by Seller and Buyer. The amount in dispute (including account interest thereon) shall remain in the escrow account until resolution of the disagreement, after which the amount shall be paid to the party entitled thereto.

       (c) Invoices may be contested or modified only if, within a period of ninety (90) days after receipt thereof, Buyer or Seller serves notice on the other, questioning their correctness. If no such notice is served, invoices shall be deemed correct and accepted by both parties. Promptly after resolution of any dispute as to an invoice, the amount of any overpayment or underpayment shall be paid by Seller or Buyer to the other, as the case may be, plus interest at the rate provided in Section 10.3 from the date payment was due to the date of payment.

ARTICLE 11 - QUALITY

  11.1 Gross Heating Value
       The LNG when delivered by Seller to Buyer shall have, in a gaseous state, a Gross Heating Value of not less than 1070 BTU per Standard Cubic Foot and not more than 1170 BTU per Standard Cubic Foot. The expected range will be between 1110 and 1165 BTU per Standard Cubic Foot.

  11.2 Components
       The LNG when delivered by Seller to Buyer shall, in a gaseous state, contain not less than eighty-five molecular percentage (85 mol%) of methane (CH4) and, for the components and substances listed below, such LNG shall not contain more than the following:

       A.   Nitrogen (N2), 1.0 mol%.
       B.   Butanes (C4) and heavier, 2.00 mol%.
       C.   Pentanes (C5) and heavier, 0.10 mol%.
       D.   Hydrogen sulfide (H2S), 0.25 grains per 100
            Standard Cubic Feet (0.25 grains/100 scf).
       E.   Total sulfur content, 1.3 grains per 100 Standard
            Cubic Feet (1.3 grains/100 scf).

       Although the LNG which Seller delivers to Buyer is permitted to contain the sulfur concentrations shown in clauses D and E above, under normal operating conditions at the Badak
Facility, Seller would expect such concentrations to be materially less.

       Should any question regarding quality of the LNG arise, Buyer and Seller shall consult and cooperate concerning such question.

ARTICLE 12 - SCHEDULING

  12.1 Annual Program
       (a) Not later than ninety (90) days prior to the beginning of each calendar year commencing with the year in which the first Fixed Quantity Period occurs, Seller shall give written notice to Buyer of the anticipated quantities of LNG to be available for sale hereunder from the Badak Facility for each calendar quarter of the next calendar year. On or before October 15 of each year in which such notice is given, Buyer shall advise Seller in writing of the quantities Buyer wishes to take during each calendar quarter of the following year, specifying the amount of any Make-Up LNG, any Restoration Quantities (in addition to Fixed Quantities), and any Additional Quantities requested pursuant to Article 7.

       Seller and Buyer shall thereupon consult together with a view to reaching agreement by December 1st of the same year and Seller shall issue a programming schedule, including provisional loading dates, for quantities to be delivered to each Receiving Facility and to the receiving facilities of the MCGCs during each calendar month during the following year (the "Annual Program"), taking into consideration the contents of the above notices and the Coordinated Maintenance Schedule. The Annual Program shall take into account Seller's commitments to other purchasers of LNG from the Badak Facility. Such Annual Program and the Ninety-Day Schedules referred to below (and any revisions thereof) are intended to assist the parties in planning their respective operations during the periods involved.

       The content of the Annual Program and Ninety-Day
Schedules shall not reduce the entitlement of any party during any Fixed Quantity Period to sell and be paid for, or to purchase and receive, as the case may be, the quantities of LNG required under Article 7 to be sold and paid for during such Fixed Quantity Period. Seller and Buyer will each take all appropriate steps to carry out each Annual Program and Ninety-Day Schedule.

       (b) An Annual Program shall be amended to reflect requests for:

            (i)  Make-Up LNG relating to a Take-or-Pay
                 Quantity paid for in respect of the
                 immediately preceding year; and

            (ii) Restoration Quantities relating to a Force
                 Majeure Deficiency arising in respect of the immediately preceding year;

provided that the requested LNG and the necessary transportation is available and such requests are received by Seller not later than January 15 of the year to which such Annual Program relates.

     12.2 Ninety-Day Schedules
          Not later than the fifteenth (15th) day of each calendar month, Seller shall, after discussion with Buyer, deliver to Buyer a three-month forward plan of delivery (the "Ninety-Day Schedule"), which follows the applicable Annual Program (or most current draft thereof) as nearly as practicable and sets forth by voyages and the projected dates thereof the pattern of shipments forecast for each of the next three (3) calendar months. Each Ninety-Day Schedule shall reflect all adjustments, if any, necessitated by deviation from prior Ninety-Day Schedules so as to maintain as far as practicable the scheduled shipments forecast in the Annual Program. Both parties shall cooperate to facilitate smooth performance of the Ninety-Day Schedule. After consultation with Buyer, Seller shall revise the Ninety-Day Schedule when appropriate to meet operational requirements with the overall objective of fulfilling the Annual Program as far as practicable, taking into account any requests of Buyer for adjustments.

     12.3 Maintenance and Inspection Coordination
          Not later than ninety (90) days prior to the beginning of each Fixed Quantity Period, Seller and Buyer shall consult and agree on a program (the "Coordinated Maintenance Schedule") designed to coordinate the scheduled drydocking and maintenance of the LNG Tankers and the anticipated maintenance/inspection downtime of the Badak Facility and the Receiving Facilities of Buyer during that Fixed Quantity Period, and to minimize the collective impact thereof on continuous delivery of LNG hereunder, if and to the extent such drydocking, maintenance and downtime is expected to affect deliveries of LNG hereunder.

     12.4 Coordination of Scheduling with the MCGCs
          In exercising its rights and in performing its obligations under this Article 12, Buyer shall consult and coordinate with the MCGCs as to the matters dealt with herein prior to any discussions regarding the same with Seller.

ARTICLE 13 - MEASUREMENTS, TESTS AND ANALYSIS

     13.1 Parties to Supply Devices
          Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tankers density, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG Tankers or customarily maintained on shipboard.

          Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Receiving Facilities.

     13.2 Selection of Devices
          All devices provided for in this Article 13 shall be chosen by mutual agreement of the parties and shall be such as at the time of selection are the most accurate and reliable devices in their practical application. The required degree of accuracy (which shall in any case be within the permissible tolerances defined in Schedule A) of such devices selected shall be mutually agreed upon by Buyer and Seller. In advance of the use of any device the party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy. The provisions of Section 13.10(a) shall apply to such tests.

     13.3 Units of Measurement and Calibration
          The parties will cooperate closely in the design, selection and acquisition of devices to be used for measurements and tests under this Article 13 in order that, to the maximum extent possible, all measurements and tests may be conducted either in American units of measurement or in metric units of measurement. In the event that it becomes necessary to make measurements and tests using a new system of units of measurement, the parties shall establish mutually agreeable conversion tables, or, if they are unable to agree, such tables may be established by the procedures provided for resolution of disputes on measurement and testing in Section 13.11. Measurement devices shall be calibrated as follows:

Measurement          American Units          Metric Units

Volume               Cubic feet              Cubic Meters

Temperature          Degrees Fahrenheit      Degrees Centigrade

Pressure             Pounds per square       Kilograms per square
                     inch or inches of       centimeter or
                     mercury                 millimeters of
                                             mercury

Length               Feet                    Meters

Weight               Pounds                  Kilograms

Density              Pounds per cubic        Kilograms per Cubic
                     foot                    Meter



    13.4 Tank Gauge Tables of LNG Tankers

         Seller shall provide Buyer, or cause Buyer to be provided, with a certified copy of tank gauge tables for each tank of the LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the parties. Such tables shall include correction tables for list, trim, tank construction and any other items requiring such tables for accuracy of gauging. Seller and Buyer shall each have the right to have representatives present at the time each LNG tank on the LNG Tanker is volumetrically calibrated. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to cause a prudent expert reasonably to question the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Buyer or Seller may require recalibration of such LNG tanks during any period when the LNG Tanker is out of service for inspection and/or repairs. Upon recalibration of the LNG tanks of the LNG Tanker, the same procedures used to provide the original tank gauge tables will be used to provide revised tank gauge tables based upon the recalibration data. The calibration of tanks provided for in this Section 13.4 shall constitute the only calibration required for purposes of this Contract.

  13.5 Gauging and Measuring LNG Volumes Delivered
          Volumes of LNG delivered pursuant to this Contract shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after unloading.

          Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature, vapor pressure and liquid density in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by Seller before and after unloading.

          The first gauging and measurements shall be made immediately before the commencement of unloading. The second gauging and measurements shall take place immediately after the completion of unloading.

          Copies of gauging and measurement records shall be furnished to Buyer.

  A.   Gauging the Liquid Level of LNG
       The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of the gauging device installed in the LNG Tanker for that purpose. The level of the LNG in each tank shall be logged or printed.

  B.   Determination of Temperature
       The temperature of the LNG and of the vapor space in each cargo tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be logged or printed.

  C.   Determination of Pressure
       The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tanker. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tanker.

  D.   Determination of Density
       Density of the LNG shall be computed by Seller or, if mutually agreed, measured. Initially the density of the LNG will be computed by the method described in Schedule A attached hereto. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyer and Seller, such improved data, method or device shall then be used. If density is determined by measurements, the results shall be logged or printed.

  13.6 Samples for Quality Analysis
       Representative samples of the LNG delivered shall be obtained, or be caused to be obtained, in triplicate by Buyer during the time of unloading and delivery to Buyer. The three (3) samples shall be taken from an appropriate point on Buyer's receiving line as close as possible to the unloading flanges and collected in the gaseous state using the continuous gasification/collection method agreed by Buyer and Seller.

       In addition, periodic samples shall be obtained during unloading. Should it be necessary to utilize periodic samples, the composition of the LNG unloaded shall be the arithmetic average of the results obtained by analysis of such samples.

       The method and devices for sampling and the quantity of the samples to be withdrawn shall be determined by agreement between Buyer and Seller to provide for taking representative and adequate samples of the LNG delivered.

       If representative samples cannot be obtained by Buyer, the data to be determined by sample analysis in Section 13.7 shall be based upon the analysis of the LNG loaded at the Loading Port and shall, after the boil-off adjustment provided for below, be substituted for use in determining composition of the cargo delivered. Such data obtained at the Loading Port shall be adjusted for boil-off on the basis of the arithmetic average of the boil-off experience during the one-way voyage with regard to the last cargoes carried by the same LNG Tanker, up to a maximum of five (5), from the Loading Port to the same Receiving Facility. For this purpose Seller shall utilize devices comparable to those utilized at the Receiving Facility and shall employ methods of taking and analyzing the samples at the Loading Port comparable in accuracy to those employed at the Receiving Facility.

       The samples obtained shall be distributed as follows:
  First sample            -  for use of Buyer.
  Second sample -         for retention by Buyer for an agreed
                          period, not to exceed twenty (20) days,
                          during which period any dispute as to
                          the accuracy of any analysis shall be
                          raised, in which case the sample shall
                          be further retained until Buyer and
                          Seller agree to retain it no longer.
  Third sample            -  for use of Seller, if Seller so
requests.

  13.7      Quality Analysis
            The samples provided for in Section 13.6 shall be analyzed, or be caused to be analyzed, by Buyer to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with "G.P.A. Standard 2261, Method of Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography", published by G.P.A., current as of January 1, 1977 or as otherwise mutually agreed upon. If better standards for analysis are subsequently adopted by G.P.A. or other recognized competent impartial authority, upon mutual agreement of Buyer and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Buyer immediately prior to the analysis of the sample of LNG delivered. Buyer shall give advance notice to Seller of the time Buyer intends to conduct a calibration thereof, and Seller shall have the right to have a representative present at each such calibration; provided, however, Buyer will not be obligated to defer or reschedule any calibration in order to permit the representative of Seller to be present.

            The sample shall be analyzed, or be caused to be analyzed, by Buyer to determine the concentrations of hydrogen sulfide (H2S) and total sulfur content referred to in Section
11.2 using the methods described in Schedule A attached hereto.

  13.8      Operating Procedures
            Prior to conducting operations for measurement, gauging, sampling and analysis provided in Sections 13.5, 13.6 and 13.7, the party responsible for such operations shall notify the appropriate representatives of the other party, allowing such representatives reasonable opportunity to be present for all operations and computations; however, the absence of the other party's representative after notification and opportunity to attend shall not prevent any operations and computations from being performed. At the request of either party any measurement, gauging, sampling and analysis provided for in Sections 13.5,
13.6 and 13.7 shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. The results of such surveyor's verifications shall be made available promptly to each party. All records of measurement and the computation results shall be preserved and available to both parties for a period of not less than three (3) years after such measurement and computation.

  13.9      BTU Quantities Sold and Delivered
            The quantity of BTUs sold and delivered shall be calculated by Seller following the procedures described in this
Section 13.9, and shall be verified by an independent surveyor mutually agreed upon by Seller and Buyer.

  A.        Determination of Gross Heating Value
            The Gross Heating Value of the samples of the LNG shall be determined by computation, in accordance with the method described in Schedule A attached hereto, on the basis of the molecular composition determined pursuant to Section 13.7 and of the molecular weights and heating values described in "G.P.A. Publication 2145" published by G.P.A., current at the time of computation.

            If better constants or improved methods for determination of heating value are subsequently adopted by G.P.A. or other recognized competent impartial authority, they shall, upon mutual agreement of Seller and Buyer, be substituted therefor but not retroactively. The Gross Heating Value of the representative sample shall be the conclusive Gross Heating Value for the purpose of determining quantities of BTUs sold and delivered.

  B.        Determination of Volume of LNG Unloaded
            The LNG volume in the tanks of the LNG Tanker before and after unloading shall be determined by gauging as provided in
Section 13.5 on the basis of the tank gauge tables provided for in Section 13.4. The volume of LNG remaining in the tanks of the LNG Tanker after unloading shall then be subtracted from the volume before unloading and the resulting volume shall be taken as the volume of the LNG delivered from the LNG Tanker.

            If failure of gauging and measuring devices of the LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG delivered shall be determined by gauging the liquid level in Buyer's onshore LNG storage tanks immediately before and after unloading the LNG Tanker, and such volume shall be increased by adding an estimated LNG volume, agreed upon by the parties, for boil-off from such onshore LNG storage tanks and related pipelines during the unloading of the LNG Tanker. Buyer shall provide Seller, or cause Seller to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.

  C.        Determination of BTU Quantities Sold and Delivered
            The quantities of BTUs sold and delivered shall be
computed by Seller by means of the following formula:
                             Q =  V  x  D x P  -  Qr
  where :
       Q    :    represents the quantity of the LNG sold and
delivered in BTUs.
       V    :    represents the volume of the LNG unloaded,
                 stated in Cubic Meters, determined as
                 provided in Section 13.9B.
       D    :    represents the density of the LNG unloaded,
                 stated in kilograms per Cubic Meter,
                 determined as provided in Section 13.5D.
       P    :    represents the Gross Heating Value of the LNG
                 unloaded, stated in BTUs per kilogram.
       Qr   :    represents the quantity in BTUs of the vapor
                 which displaced the volume of LNG unloaded from the LNG tanks in the LNG Tanker.

       Physical constants, calculation procedures and examples of BTU determination are provided in Schedule A.

  13.10     Verification of Accuracy and Correction for Error
       (a) Accuracy of devices used shall be tested and verified at the request of either party, including the request by a party to verify accuracy of its own devices. Each party shall have the right to inspect at any time the measurement devices installed by the other party, provided that the other party be notified in advance. Testing shall be performed only when both parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyer. At the request of any party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. Permissible tolerances shall be defined in Schedule A.

       (b) Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the parties, as well as adjustment of the device. All the invoices issued during such period shall be amended accordingly to reflect such correction and an adjustment in payment shall be made between Buyer and Seller. If the period of error is neither known nor agreed upon, and there is no evidence as to such period of error, corrections shall be made and invoices amended for each delivery made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Section 13.10(b) shall not be applied to require the modification of any invoice that has become final pursuant to Section 10.7(c).

  13.11     Disputes
       In the event of any dispute concerning the subject matter of this Article 13, including, but not limited to, disputes over selection of the type or the accuracy of measuring devices, their calibration, the result of measurement, period of error of a device, sampling, analysis, computation or method of calculation, such dispute shall be submitted to a competent impartial authority mutually agreed upon by the parties to the dispute or, if such authority cannot be agreed upon within thirty
(30) days of request by either party, such dispute shall be decided by arbitration pursuant to Article 16. All decisions of an authority acting under this Section 13.11 shall be binding on the parties. Expenses incurred in connection with the services of such authority shall be shared equally by Seller and Buyer.

  13.12     Costs and Expenses of Test and Verification
       All costs and expenses for testing and verifying
Seller's measurement devices as provided for in this Article 13 shall be borne by Seller and all costs and expenses for testing and verifying Buyer's measurement devices as provided for in this
Article 13 shall be borne by Buyer. The fees and charges of independent surveyors for measurements and calculations as provided for in Sections 13.8 and 13.9 shall be borne equally by Seller and Buyer. When the services of independent surveyors are required and selected by mutual agreement pursuant to Section 13.10, then the fees and charges of such surveyors shall be borne equally by Seller and Buyer.

ARTICLE 14 - DUTIES, TAXES AND CHARGES

       Buyer shall pay (or reimburse Seller for payments made by it) and shall indemnify and hold Seller harmless from, all taxes, royalties, duties, or other imposts levied or imposed by the Japanese Government or any subdivision thereof, or any other governmental authority in Japan, on the transportation, sale and import of LNG, or on any income resulting therefrom, including income resulting from payments made under this Article 14, and taxes and duties levied or imposed on the LNG Tankers in Japan. The parties understand and confirm that Buyer shall not be required to pay under this Article 14 for any port charges, taxes or duties on the LNG Tankers to the extent the same are included in any other amounts payable by Buyer under this Contract. All payments or reimbursements required under this Article 14 shall be invoiced by Seller and paid by Buyer in accordance with
Article 10.


ARTICLE 15 - FORCE MAJEURE

  15.1 Events of Force Majeure
       Neither Seller nor Buyer shall be liable for any delay or failure in performance hereunder if and to the extent such delay or failure in performance directly results from any of the following ("Force Majeure"):

            (A)  Fire, flood, atmospheric disturbance,
                 lightning, storm, typhoon, tornado,
                 earthquake, landslide, soil erosion,
                 subsidence, washout or epidemic;

            (B) War, riot, civil war, blockade, insurrection, act of public enemies or civil disturbance;

            (C)  Strike, lockout or other industrial
                 disturbance;

            (D)  Serious accidental damage to or serious
                 failure of Seller's Facilities, unless such damage or failure is the result of gross negligence on the part of Seller's management;

            (E)  Serious accidental damage to or serious
                 failure of Buyer's Facilities, unless such damage or failure is the result of gross negligence on the part of Buyer's management;

            (F)  The Proved Remaining Recoverable Reserves of
                 Natural Gas in the Gas Supply Area expressed in the then most recent Certificate referred to in Section 3.2(a) which can be economically produced have been fully depleted;

            (G) Delay in completion and testing of a vessel intended to be used as an LNG Tanker so as to prevent the same from becoming operational on a continuing basis, provided that Seller shall have taken all steps which could reasonably have been expected and which are necessary to fulfill its responsibility to provide transportation under this Contract;

            (H) Act of government that directly affects the ability of a party to perform any obligation hereunder other than the obligation to remit payments as provided in Section 10.4 on account of LNG delivered and taken or not taken but required to be paid for under this Contract; or

            (I) Unavailability of an LNG Tanker caused by an event or circumstance which is beyond the reasonable control of Seller despite Seller's best efforts to assure the availability of such LNG Tanker.

  15.2 Notice; Resumption of Normal Performance
       (a) Immediately upon the occurrence of an event of Force Majeure that gives a party warning that the event may delay or prevent the performance by Seller or Buyer of any of its obligations hereunder, the party affected shall give notice thereof to the other parties describing such event and stating the obligations the performance of which are, or are expected to be, delayed or prevented, and (either in the original or in supplemental notices) stating:

            (i) The estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and

            (ii) The particulars of the program to be
                 implemented to ensure full resumption of normal performance hereunder.

       (b)  In order to ensure resumption of normal
performance of this Contract within the shortest practicable time, the party affected by an event of Force Majeure shall take all measures to this end which are reasonable in the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance the parties shall continue to perform their obligations under this Contract to the extent not prevented by such event.

  15.3 Efforts to Mitigate the Effect of Force Majeure
       If there is an event of force majeure (as such term is defined under the MCGC Contract) which affects one or both of the MCGCs' receiving facilities, Buyer agrees to use its best efforts to take (and, if so taken, to pay for) during the period until resumption of normal performance, all or such part of the MCGC Quantities as is necessary to ensure the full utilization of the LNG Tankers.

       For the purposes of this Section 15.3, the obligation of Buyer to use its best efforts shall not require Buyer to modify Buyer's Facilities at a cost which would make the purchase of such MCGC Quantities uneconomic, nor shall it require Buyer to engage in efforts to increase the demand of its customers for gas beyond the efforts which are in the best interests of its overall business. Buyer's rights under this Contract to purchase Fixed Quantities, or under other LNG purchase contracts to purchase the equivalent thereof, and to increase or decrease such quantities in accordance with such contracts, are recognized, it being understood by the parties that the exercise of such rights to increase or decrease quantities, if any, or the short-term purchase of LNG by Buyer, are subject to due regard for Buyer's obligation to use its best efforts to take all or such part of the MCGC Quantities as is necessary to ensure the full utilization of the LNG Tankers.

  15.4 Settlement of Industrial Disturbances
       Settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the party experiencing such situation and nothing herein shall require such party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

ARTICLE 16 - ARBITRATION

  All disputes arising between Buyer and Seller relating to this Contract or the interpretation or performance hereof, shall be finally settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce, effective at the time, by three (3) arbitrators appointed in accordance with such Rules. Arbitration shall be conducted in the English language and shall be held at Paris, France, unless another location is selected by mutual agreement of the parties concerned. The award rendered by the arbitrators shall be final and binding upon the parties concerned.



ARTICLE 17 - APPLICABLE LAW

  This Contract shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America.





ARTICLE 18 - BUYER'S REPRESENTATIVE

  Buyer will from time to time designate a Buyer's
Representative to act on behalf of Buyer in performing the following:

       A. Coordination among Buyer and the MCGCs, and between Seller and Buyer, and the handling of communications between Seller and Buyer in connection with performance of this Contract; and

       B. Implementation of various operations of Buyer which are necessary in connection with purchasing and receiving of LNG hereunder.

  Buyer shall notify Seller of the name and address of the entity to act as Buyer's Representative.

  Seller shall be entitled to accept and rely upon any communication received from Buyer's Representative as if received directly from Buyer, and to give communications to Buyer's Representative with the same effect as if given directly to Buyer. No act of or authorization to Buyer's Representative shall relieve Buyer from performance of any obligation or payment of any liability of Buyer hereunder, Buyer remaining primarily liable therefor at all times.


ARTICLE 19 - CONFIDENTIALITY

  No party to this Contract shall use or communicate to third parties the contents of this Contract or other confidential information or documents which may come into the possession of such party in connection with the performance of this Contract without the prior agreement of the party or parties to which such information or documents are confidential. This restriction shall not apply to the contents of this Contract, or information or documents, which:

            (i) have fallen into the public domain otherwise than through the act or failure to act of the party that has obtained them; or

            (ii) are communicated to:

                 (A)  any of Seller's Suppliers, or any
                      Affiliate (as defined below), with the
                      obligation of the receiving person to
                      maintain confidentiality;

                 (B)  persons participating in the
                      implementation of this project, such as
                      the MCGCs, Seller's Transporter, Buyer's
                      Representative, legal counsel,
                      accountants, other professional,
                      business or technical consultants and
                      advisers, underwriters or lenders, with
                      the obligation of the receiving persons
                      to maintain confidentiality; or

                 (C)  any governmental agency of the Republic
                      of Indonesia or Japan, or having
                      jurisdiction over any of Seller's
                      Suppliers or any Affiliate or Seller's
                      Transporter, provided that such agency
                      has authority to require such
                      disclosure, and that such disclosure is
                      made in accordance with that authority.

  As used before, the term "Affiliate" means a company that controls, is controlled by, or is under common control with, a party to this Contract or any of Seller's Suppliers.

ARTICLE 20 - NOTICES

  All notices and other communications for purposes of this Contract shall be in writing, which shall include transmission by telex, facsimile, cable, or other similar electronic method of written transmission mutually agreed by Seller and Buyer, except that notices given from an LNG Tanker at sea may be by radio. Notices and communications shall be directed as follows:

       A. To Seller at the following mail, telex, facsimile and cable addresses -
            PERUSAHAAN PERTAMBANGAN MINYAK DAN
            GAS BUMI NEGARA (PERTAMINA)

            (Mail address)
            P.O. Box 12/JKT
            Jalan Merdeka Timur 1A,
            Jakarta Pusat, Indonesia

            (Telex address)
            PERTAMINA 44
            302 or 44152
            JAKARTA, INDONESIA

            (Facsimile address)
            62-21-355271

            (Cable address)
            PERTAMINA
            JAKARTA,INDONESIA VIA RCA


       In each case marked for the attention of:
       Head of Gas Marketing Bureau


       B. To Buyer at the following mail, telex, facsimile and cable addresses -
            OSAKA GAS CO., LTD.

            (Mail address)
            4-1-2, Hiranomachi,
            Chuo-ku
            Osaka, 541 Japan

            (Telex address)
            5225275 DAIGAS J

            (Facsimile address)
            81-6-222-2044

            (Cable address)
            GASTANK OSAKA

       In each case marked for the attention of:
       Gas Resources Dept.

  The parties may designate additional addresses for particular communications as required from time to time, and may change any addresses, by notice given thirty (30) days in advance of such additions or changes.

  Immediately upon receiving communications by telex, facsimile, cable or other similar electronic method of written transmission, or radio, a party shall acknowledge receipt by the same means, and may request a repeat transmittal of the entire communication or confirmation of particular matters. If the sender receives no acknowledgement of receipt within twenty-four
(24) hours, or receives a request for repeat transmittal or confirmation, said party shall repeat the transmittal or answer the particular request.

  Without prejudice to the validity of the original notice, the receiving party of any notice given by telex, facsimile, cable or other similar electronic method of written transmission may request the confirmation of the notice by letter and the sending party shall make such confirmation by letter upon the request.


ARTICLE 21 - ASSIGNMENT

  Neither this Contract nor any rights or obligations hereunder may be assigned by Buyer without the prior written consent of Seller, or by Seller without the prior written consent of Buyer. Any request by Buyer for Seller's consent to an assignment shall be accompanied by the written consent of the MCGCs to the proposed assignment.



ARTICLE 22 - AMENDMENT AND WAIVER

  This Contract cannot be amended, modified, varied or supplemented except by an instrument in writing signed by Seller and Buyer.

  The failure of any party at any time to require performance of any provision of this Contract shall not affect its right to require subsequent performance of such provision. Waiver by any party of any breach of any provision hereof shall not constitute the waiver of any subsequent breach of such provision. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the party who is claimed to have granted such waiver or postponement.


ARTICLE 23 - DETAILS OF PERFORMANCE

  Details necessary for performance of this Contract shall be mutually agreed upon by Seller and Buyer separately or, when necessary and desirable, by Seller, Buyer and the MCGCs on a coordinated and mutually agreeable basis.

ARTICLE 24 - EXCHANGE OF INFORMATION

  Seller and Buyer will maintain close communication with each other, and with the MCGCs, and will mutually provide and exchange available information directly relevant to the fulfillment of this Contract.

  The parties will consult together to coordinate plans relating to the modification of the Receiving Facilities, the modification of the Badak Facility and the construction of the vessels intended to be used as the LNG Tankers, so as to assure that such facilities and such vessel are compatible for all purposes and that progress is being made in accordance with the project timetable agreed to between the parties. Upon the request of Seller, or if Buyer so desires, Buyer will participate in meetings of the joint coordinating committee established under
Article 25 of the MCGC Contract.

ARTICLE 25 - TERMINATION

  Seller and Buyer shall use best efforts to obtain all authorizations, approvals and permissions of national and local governments or other competent authorities or bodies which are required for performance of this Contract (the "Authorizations and Approvals"), and will cooperate fully with each other wherever necessary for this purpose. If, at the time of expiration of twelve (12) months after the execution of this Contract, Seller or Buyer should fail to obtain the Authorizations and Approvals, then such party shall so notify the other party promptly after such expiration, and Seller and Buyer shall consult as to the circumstances pertaining thereto. If, within thirty (30) days after the date of the aforesaid notice, the parties have not agreed on a postponement of the time within which the Authorizations and Approvals shall be obtained then either Seller or Buyer may terminate this Contract by written notice given at any time prior to the date upon which the Authorizations and Approvals are obtained. The same right of termination and procedures relating thereto shall apply upon the expiration of any postponement period or periods agreed to by the parties.

  If, after using their best efforts, either Seller or the MCGCs should fail to obtain all authorizations, approvals and permissions of national and local governments or other competent authorities or bodies which are required for performance of the MCGC Contract then, in the event that either Seller or the MCGCs (being entitled to do so pursuant to the provisions of the MCGC Contract) terminate the MCGC Contract, Seller shall so notify Buyer in writing, and this Contract shall terminate on the same date as the MCGC Contract is terminated.

  This Contract is also subject to termination under certain other circumstances as provided in Section 10.5.

  Termination of this Contract shall be without prejudice to any accrued rights of the parties arising under this Contract prior to termination.


ARTICLE 26 - SCOPE

  This Contract constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any agreement between the parties, whether written or oral, prior to the date of the execution hereof.

ARTICLE 27 - COUNTERPARTS

  This Contract is executed in two (2) identical counterparts each of which shall have the force and dignity of an original, and all of which shall constitute but one and the same Contract.

  IN WITNESS WHEREOF, each of the parties has caused this Contract to be executed by its duly authorized officer as of the date first written above.


SELLER:                         BUYER:

PERUSAHAAN PERTAMBANGAN    OSAKA GAS CO., LTD.
MINYAK DAN GAS BUMI NEGARA
(PERTAMINA)



By________/s/_____________      By________/s/_____________






WITNESS:

NISSHO IWAI CORPORATION



By________/s/______________

SIDE LETTER TO
          LNG SALES CONTRACT


October 13, 1992


OSAKA GAS CO., LTD.


Gentlemen,

With reference to the LNG Sales Contract entered into today between Pertamina and Osaka Gas Co., Ltd., (the "Contract"), the parties have agreed the following matters supplemental to the Contract. In this letter terms defined in the Contract shall have the meanings therein ascribed to them.

In respect of the Contract:

1.Force Majeure at Seller's Facilities

If there is an event of Force Majeure at Seller's Facilities which reduces the quantity of LNG available to Buyer from the Badak Facility, then Seller and Buyer will consult regarding the possibility of making the LNG Tankers available to Buyer. In the event that Seller decides to make the LNG Tankers available to Buyer, Seller shall be entitled, upon reasonable notice to Buyer, to have the LNG Tankers returned to Seller whenever Seller is able to resume delivery of LNG to Buyer.

2.Buyer's Obligation to Restore Force Majeure Deficiency

Referring to Section 7.9 (a) of the Contract, the parties have agreed the following with regard to Buyer's obligation to restore a Force Majeure Deficiency under the Contract:

(i)Section 7.9 (a) does not impose on Buyer any obligation as to resumption of normal performance in the event of Force Majeure affecting Buyer under Section 15.1 which is greater than Buyer's obligation under Sections 15.2 and 15.3, and after resumption of normal performance Buyer will not be required to modify Buyer's Facilities, in order to restore a Force Majeure Deficiency, at a cost which would make the purchase of such Restoration Quantities uneconomic.

(ii)Buyer will not be required to engage in efforts to increase the demand of its customers for gas beyond the efforts which are in the best interests of its overall business.

(iii)Buyer's rights under this Contract to purchase Fixed Quantities, or under other LNG purchase contracts of Buyer to purchase the equivalent thereof, and to increase or decrease such quantities in accordance with such contracts, are recognized, it being understood by the parties that the exercise of quantity options, if any, under other LNG purchase contracts of Buyer or the short-term purchase of LNG by Buyer are subject to due regard for Buyer's obligation to restore a Force Majeure Deficiency.

3.   Sale of Additional Cargoes on a Spot Basis

     Seller and Buyer  agree that at any time during any Fixed
Quantity Period Buyer shall be entitled to request the purchase of additional cargoes, on a spot basis, using the LNG Tankers.

     Seller may accept or reject such request in its sole discretion. In the event that Seller accepts any such request, the sale and purchase of the quantities involved shall be made on the terms and conditions contained in this Contract.

4.   Seller's Transportation Arrangements

     At the time Sections 8.3 and 8.4 were prepared, Seller's Transportation Arrangements had not yet been finalized. Seller and Buyer will prepare, if necessary, more detailed guidelines pursuant to Article 24 to take into account the effect of the Seller's Transportation Arrangements, as finalized, on the transportation related matters provided for under Sections 8.3 and 8.4.

5.   Transportation of Make-Up LNG

     Seller and Buyer intend that the LNG Tankers be fully utilized throughout the term of the Contract. If pursuant to Section 7.8 Buyer has requested Make-Up LNG but Seller does not expect to have available LNG Tanker capacity during the remainder of the term of the Contract which may be used to transport such Make-Up LNG, then notwithstanding the provisions of Section 7.8, Seller shall sell such Make-Up LNG to Buyer if:

     (i) Seller has uncommitted quantities of LNG available for such purposes,

     (ii) Seller has determined that it has other transportation capacity which is available for the purpose of transporting such Make-Up LNG, and

     (iii) Buyer shall have first taken and paid for its Fixed
Quantity for such year.

     In such event, the credit given to Buyer under Section 7.8 relating to the amount previously paid on account of such Take-or-Pay Quantity shall be reduced by the amount of transportation costs incurred by Seller in delivering such Make-Up LNG.

6.   Structure of Contract

     At the time the Contract was executed, the parties had not yet completed their negotiations relating to the sale and purchase of certain quantities of LNG to replace Buyer's demand upon the expiration of the 1988 LNG Sales Contract on December 31, 1993 ("Other Quantities"). Should the parties conclude a separate agreement regarding such Other Quantities, the Contract shall be amended to include such quantities. In such an event the amended Contract shall be structured in two parts in recognition of the fact that such Contract would be dealing with two different sets of circumstances (e.g. different volumes, transportation, price): the first part would contain the provisions relating to the quantities carried on the LNG Tankers; the second part would contain detailed provisions relating to the Other Quantities to be carried on standard size LNG tankers. In the context of their negotiations on the Other Quantities, the parties agree to further discuss the issue of downward adjustment.

                                        Very truly yours,


                                        PERUSAHAAN PERTAMBANGAN
                                        MINYAK DAN GAS BUMI NEGARA
                                        (PERTAMINA)



                                        By ______/s/___________

Agreed and Accepted this 13th day
of October, 1992:


OSAKA GAS CO., LTD.



By _____/s/__________